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                                January 28, 1999




Quicksilver Resources Inc.
1619 Pennsylvania Avenue
Fort Worth, Texas 76104


        RE: REGISTRATION STATEMENT ON FORM S-4, NO. 333-66709 - 2,577,701
            SHARES OF COMMON STOCK, ONE CENT ($.01) PAR VALUE PER SHARE, OF QUICKSILVER RESOURCES INC.

Ladies and Gentlemen:

     We refer to the above registration statement, including the exhibits thereto, filed with the Securities and Exchange Commission by you on November 3, 1998, as most recently amended by Amendment No. 3, filed January 28, 1999 (the "Registration Statement"). As counsel to Quicksilver Resources Inc., a Delaware corporation ("Quicksilver"), with respect to the Agreement and Plan of Merger and Reorganization dated September 1, 1998, among Quicksilver and MRS Exploration Ltd., as amended by a First Amendment dated January 27, 1999 (as so amended, the "Merger Agreement"), in the form filed as an exhibit to the Registration Statement and included as Appendix "A" to the proxy statement/prospectus contained therein, and the proposed issuance and sale by Quicksilver of 2,577,701 shares of its common stock (the "Shares"), we advise you as follows:

     Our opinion is limited in all respects to the substantive law of the State of Texas, the federal law of the United States, and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

                                   BASIS OF OPINION

     As counsel to Quicksilver, we have examined the Registration Statement, the Merger Agreement, Quicksilver's Restated Certificate of Incorporation, its Bylaws, and other corporate records of Quicksilver and have made such other investigations as we have deemed necessary as a basis for the opinion hereinafter set forth.

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[Date]
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                         ASSUMPTIONS AND QUALIFICATIONS

    For purposes of this opinion we have assumed the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the correctness and accuracy of all facts set forth in all certificates and documents that we have examined.

    We have also assumed that at the time the Shares are issued: (i) the Merger Agreement and the merger described therein will have been approved by the holders of at least a majority of the outstanding shares of common stock of Quicksilver and of MSR Exploration Ltd.; (ii) such merger will have been consummated in accordance with its terms; and (iii) Quicksilver will have become the surviving corporation in accordance with the laws of the State of Delaware.

                                    OPINION

    Based upon and subject to the foregoing, it is our opinion that when the Registration Statement has become effective and the Shares are issued in accordance with the Merger Agreement, the Shares will have been duly authorized, legally issued, fully paid and non-assessable.

    This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          CANTEY & HANGER, L.L.P.


                                          By: /s/ Sloan B. Blair
                                              -----------------------------
                                              Sloan B. Blair, Partner